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EXHIBIT 11.1--STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

The following table presents the computation of basic and diluted earnings per share:

                                                       Three Months Ended
                                                   --------------------------
                                                     March 29,     March 31,
                                                       1998          1997
                                                   -----------    -----------
Numerator:
        Net income                                  $   88,003    $    68,001
                                                   -----------    -----------

Denominator:
        Denominator for basic earnings per
        share--weighted-average shares               2,145,000      2,115,000


        Effect of dilutive securities:
           Employee stock options                       48,000
                                                   -----------    -----------

        Denominator for diluted earnings per share   2,193,000      2,115,000
                                                   ===========    ===========

Earnings per share:
        Basic                                      $      0.04    $      0.03
                                                   ===========    ===========
        Diluted                                    $      0.04    $      0.03
                                                   ===========    ===========